Exhibit 99.1

Duluth Holdings Inc. CFO Mark DeOrio to Retire

Belleville, WI – June 1, 2017 – Duluth Holdings Inc. (dba, Duluth Trading Company) (“Duluth Trading” or the “Company”) (NASDAQ: DLTH), a lifestyle brand of men’s and women’s casual wear, workwear and accessories, today announced that Chief Financial Officer Mark DeOrio plans to retire at the end of calendar year 2017. Mr. DeOrio will remain in his role until the next chief financial officer is appointed, and he will then assist with his successor’s transition until his retirement. Mr. DeOrio has been the Company’s Chief Financial Officer since August 2010.

“Mark has made significant contributions to Duluth Trading over the course of his seven-year career with us, and he has been a true partner to our entire management team,” said Stephanie Pugliese, Chief Executive Officer of Duluth Trading. “We will be forever grateful for his dedication to building an outstanding finance team, his guidance as we evolved from a privately-held Company to the public-company arena, and his unwavering commitment to being an outstanding ambassador for Duluth Trading. On behalf of the Board of Directors and management team, I thank Mark for his service and wish him the best in his retirement. We look forward to Mark’s continued leadership as we conduct our CFO search and execute an orderly transition to his successor.”

“I am very proud of what our Company has accomplished during my tenure and the progress we have made implementing Duluth Trading’s strategic plan,” said Mr. DeOrio. “While I will miss working with our great leadership team and all my talented colleagues, this is an opportune time for me and the Company to plan my retirement. As we proceed through the transition, I will remain fully focused on supporting our strategies and goals for the year.”

Mr. DeOrio has been Chief Financial Officer of Duluth Trading since August 2010, and also served as our Senior Vice President of Operations from 2010 to January 2015. Prior to joining Duluth in 2010, he held the positions of Chief Financial Officer and Vice President of Operations at eBags, Inc., and Vice President and Chief Financial Officer at Case Logic, Inc. His 40-year career in the consumer products industry also included nine years with KPMG. Mr. DeOrio holds a B.B.A. degree in accounting from the University of Notre Dame Mendoza School of Business and is a CPA (inactive).

About Duluth Trading

Duluth Trading is a rapidly growing lifestyle brand for the Modern, Self-Reliant American. Based in Belleville, Wisconsin, we offer high quality, solution-based casual wear, workwear and accessories for men and women who lead a hands-on lifestyle and who value a job well-done. We provide our customers an engaging and entertaining experience. Our marketing incorporates humor and storytelling that conveys the uniqueness of our products in a distinctive, fun way, and our products are sold exclusively through our content-rich website, catalogs, and “store like no other” retail locations. We are committed to outstanding customer service backed by our “No Bull Guarantee” - if it’s not right, we’ll fix it. Visit our website at www.duluthtrading.com.

Investor and Media Contacts:

Donni Case (310) 622-8224

Johan Yokay (310) 622-8241

Duluth@finprofiles.com